ALUMINUM CORPORATION OF CHINA LIMITED 20-F

Exhibit 15.1

April 22, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of the Annual Report on Form 20-F for the year ended December 31, 2019 of Aluminum Corporation of China Limited and are in agreement with the statements contained in the first, second, third and fourth paragraphs included on page 137. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young Hua Ming LLP